UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 26, 2013
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
Greensboro, North Carolina 27409-9421
(Address of principal executive offices)
(Zip Code)

(336) 664-1233
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Establishment of FY 2014 Cash Bonus Award Targets and Performance Criteria

On April 26, 2013, the Compensation Committee (the "Committee") of the Board of Directors of RF Micro Devices, Inc. (the "Company"), in accordance with the terms and conditions of the Company's current Cash Bonus Plan, established the cash bonus award targets and performance criteria applicable to various employees for the first six months of fiscal 2014 (the “FY14 Bonus Awards”). The bonus opportunity for the first six months of fiscal 2014 will represent 50% of the total bonus opportunity for fiscal 2014. The metrics used to measure performance will be sales and non-GAAP operating income and each metric has an established minimum, target and maximum level. During this performance period, each metric will constitute 50% of the total bonus opportunity.

With respect to the first six months of the FY14 Bonus Awards, each named executive officer identified below has the opportunity to earn a cash bonus in an amount between 50% and 200% of 50% of his fiscal 2014 annual target bonus percentage (the “Target”), depending on the Company's level of sales and non-GAAP operating income in relation to the Company's Benchmark Plan during the first six months of fiscal 2014. The Target has been established by the Committee as a percentage of each named executive officer's fiscal 2014 annual base salary. The bonus earned for each metric will be pro-rated for performance between minimum and maximum levels for such metric and no bonus will be earned unless the Company achieves a minimum non-GAAP operating margin of 5% during the first six months of fiscal 2014. No named executive officer will receive FY14 Bonus Awards that, in the aggregate, exceed 200% of his Target as established by the Committee.

The Target for each of the Company's named executive officers is set forth below:

Name:	Target
Robert A. Bruggeworth	100%
President and Chief Executive Officer

Steven E. Creviston	75%
Corporate Vice President and
President of Cellular Products Group

William A. Priddy, Jr.	75%
Chief Financial Officer,
Corporate Vice President of Administration and
Secretary

James D. Stilson	75%
Corporate Vice President of Operations

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

By:/s/ William A. Priddy, Jr.
William A. Priddy, Jr.
Chief Financial Officer, Corporate
Vice President of Administration and Secretary

Date:    May 1, 2013